Exhibit 10.1

1919 North Lynn Street Arlington, VA 22209 United States Tel: +1-571-303-3000 Fax: +1-571-303-3100

September 30, 2016

Ms. Melody L. Jones
Chief Administrative Officer
CEB Inc.

Dear Melody:

In recognition of more than a decade of loyal service and contributions to CEB Inc. (“CEB” or the “Company”), for the assistance you provided with transition planning for the Company’s current CEO, and for your forthcoming role in assisting our new Chief Executive Officer transition into his or her role as well as ensuring continuity of support for key governance matters with our Board of Directors, CEB will provide you the following payments and benefits.  For purposes hereof, the “Transition Period” commences on the date of this letter and continues until December 31, 2017 or, if later, the end of the second calendar quarter following when the new CEO commences employment (the “Transition Period”).

1.Compensation.  You will be eligible to receive an increase in your base salary effective April 1, 2017, and you will be eligible to receive a cash bonus for the 2016 performance year no later than March 15, 2017, subject to your performance against the applicable objectives as determined pursuant to standard CEB practice.  You will also be eligible to receive a restricted stock unit (RSU) grant in March 2017 in accordance with standard procedures.

2.Performance Bonuses.  Your annual bonus for the 2017 performance year shall be no less than 100% of your target bonus. Your target bonus, for the avoidance of doubt, is 100% of your base salary.   If the Transition Period continues into the 2018 performance year, your annual bonus for that performance year shall be no less than 100% of your target bonus on a prorated basis for any calendar quarters in 2018 that are included in the Transition Period.  These payments are subject to your continued employment through December 31, 2017 (for the 2017 bonus) or the end of the applicable calendar quarter (for the 2018 bonus); provided that if the Company terminates your employment without Cause, you resign for Good Reason, or you die while an employee, you (or as applicable, your estate) shall receive such guaranteed minimum bonus payments subject to your execution of the Company’s standard form separation agreement and release (which will incorporate your Employer Protection Agreement and apply its restrictions as if you had voluntarily resigned).  For purposes hereof:

(i)

“Cause” means your commission of a material act of fraud, theft or dishonesty against CEB; conviction of any felony; or willful non-performance of material duties that is not cured within sixty (60) days after receipt of written notice to you from the Board of Directors.

(ii)

“Good Reason” means, without your written consent: (A) a material reduction in your duties, responsibilities or authority, (B) a reduction in your base salary or target annual incentive bonus opportunity, (C) you are required to relocate your place of employment to a location that is more than thirty-five (35) miles from the location of the Company's current headquarters, (D) your removal without Cause as Chief Administrative Officer of CEB, or (E) a material breach of this letter agreement by the Company; provided that no such event shall be deemed to be a basis for your resignation for Good Reason unless, within sixty (60) days of the occurrence of such event, you deliver written notice to CEB stating that you believe that a basis for termination for Good Reason exists and specifying the event that you consider to constitute the basis for termination for Good Reason, and CEB shall not have remedied or cured such event within sixty (60) days of receipt of such notice.

3.Equity Awards.  Upon your departure from the Company upon or following the end of the Transition Period (or, if earlier, your termination without Cause or your resignation for Good Reason), pursuant to the discretion provided to the Compensation Committee of the Board of Directors under CEB’s 2012 Stock Incentive Plan, all of your unvested equity awards shall vest pursuant to the “Retirement” provisions of such Plan.  In the event of your termination without Cause or resignation for Good Reason prior to the end of the Transition Period, such treatment is subject to your execution of the Company’s standard form separation agreement and release (which will incorporate your Employer Protection Agreement and apply its restrictions as if you had voluntarily resigned).

4.Medical Benefits.  You will be eligible for coverage under the CEB Retiree Medical Policy as in effect on September 30, 2016.  For the avoidance of doubt, this coverage under the terms of such Policy as currently in effect shall apply even if the Policy is modified or terminated following the date hereof.

Nothing herein provides you any right to continued employment with the Company, nor does anything herein preclude your continued employment beyond the Transition Period.  Rather, you will remain an “at-will” employee and your employment may be terminated by you or by the Company at any time with or without Cause.  For the avoidance of doubt, this letter agreement does not impact any rights you may have under any CEB change in control or severance plan or program applicable to you.

Thank you again for your loyal service to the Company and the critical role you will continue to play in our success.  If the terms and conditions of this letter are acceptable to you, please sign below and return a copy of the letter to me.

Sincerely,

/s/ Thomas L. Monahan

Thomas L. Monahan III
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Melody L. Jones

_____________________

Melody L. Jones

October 6, 2016

_____________________

Date

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